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                                                                    EXHIBIT 99.6

                      CONSENT OF BEAR, STEARNS & CO. INC.



The Board of Directors
Citation Corporation
2 Office Park Circle
Suite 204
Birmingham, AL 35223

Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated June 24, 1999, to the Board of Directors of Citation Corporation ("Citation"), as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of RSJ Acquisition Co. with and into Citation, and to the inclusion of the summary of such opinion and the references to such opinion and us under the captions "Summary--Opinion of Financial Advisor," "The Merger and Recapitalization -- Background of the Merger and Recapitalization," "The Merger and Recapitalization-Citation's Reasons for the Merger and Recapitalization; Recommendation of the Board of Directors," "The Merger and Recapitalization--Opinion of Financial Advisor" and "The Merger and Recapitalization-Certain Estimates of Future Operations and Other Information."

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term"experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                    BEAR, STEARNS & CO., INC.

Date: July 28, 1999.